EXHIBIT 10.111
FIRST AMENDMENT TO MERCHANT SERVICES BANKCARD AGREEMENT
This First Amendment (“Amendment”) is to the Merchant Services Bankcard Agreement (the “Agreement”) dated April l6, 2003 among America West Airlines, Inc. (“CUSTOMER”), JPMorgan Chase Bank, N.A., successor-in-interest to JPMorgan Chase Bank (“BANK”) and Chase Merchant Services, L.L.C. (“CMS”). CMS and BANK are collectively referred to as the “SERVICERS”.
     WHEREAS, US Airways Group, Inc. and its domestic subsidiaries (collectively, “Debtor”) filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) on September 12, 2004 (the “Bankruptcy Proceeding”). Debtor remains in the Bankruptcy Proceeding as of the date the parties are signing this Amendment;
     WHEREAS, CUSTOMER has advised SERVICERS of the prospective merger of its parent, America West Holdings Corporation into a newly created wholly-owned subsidiary of US Airways Group, Inc. named Barbell Acquisition Corp. (which subsidiary will be formed subsequent to entry of the Order, as defined herein below), with the result that America West Holdings Corporation will be the surviving entity (the “Merger”). After the completion of the Merger, America West Holdings Corporation (CUSTOMER’s parent) and US Airways, Inc. will be domestic subsidiaries of US Airways Group, Inc.;
     WHEREAS, the merger or consolidation of CUSTOMER or its parent with or into another Person, including, without limitation, a subsidiary of US Airways Group, Inc., is considered an assignment or transfer of the Agreement, pursuant to Section 18.1, and requires the prior written consent of SERVICERS;
     WHEREAS, Bank of America currently performs Visa and Mastercard card processing for US Airways, Inc., which is a domestic subsidiary of US Airways Group, Inc. The parties intend to transfer such processing to SERVICERS as soon as possible after the completion of the Merger; and
     WHEREAS, SERVICERS are providing their consent to such assignments and transfers by CUSTOMER subject to satisfaction of the conditions precedent set forth below and in accordance with the additional and modified terms and conditions outlined below.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Defined Terms; Annex 1.
(a) All capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Agreement.
(b) As of the Effective Date, the term “CUSTOMER”, as used in the Agreement, as amended, shall mean America West Airlines, Inc. which is a wholly-owned subsidiary of America West Holdings Corporation, which is a wholly-owned subsidiary of US Airways Group, Inc. On the Effective Date, CUSTOMER, as defined in the immediately preceding sentence shall provide to SERVICERS an acknowledgement of its assumption of the Agreement, as successor-in-interest following a merger, and the representations and warranties in substantially similar form to those attached as Exhibit A to this Amendment. On the Effective Date, US Airways Group, Inc. will provide a guaranty to SERVICERS (in addition to the Guaranty), which is in substantially similar form as the Guaranty. Upon provision of such guaranty, “GUARANTOR” shall mean America West Holdings Corporation and US Airways Group, Inc.
(c) As of the Conversion Date, the term “CUSTOMER”, as used in the Agreement, as amended, shall collectively mean America West Airlines, Inc. (as defined in Subsection 1(b) of this Amendment) and US Airways, Inc., which is a wholly owned subsidiary of US Airways Group, Inc., jointly and severally. On the Conversion Date, the parties shall enter into an amendment to the Agreement which adds US Airways, Inc. as a party to the Agreement in the capacity of being jointly and severally obligated, liable and responsible for any and all obligations of CUSTOMER arising out of or related to the Agreement.

(d) The following changes are hereby made to Annex 1:
     (i) In Section 1.24 “Corporate Debt Rating of America West Airlines” is hereby changed to “Corporate Debt Rating of CUSTOMER”. Section 1.19 and 1.20, which define Net Air Traffic Liability and Net Reserve Percentage, respectively, are hereby deleted.
     (ii) Section 1.13, which defines “Gross Air Traffic Liability” is hereby superseded by and replaced with the following: “1.13 “Gross Air Traffic Liability” means, at any given time, the greater of (a) the sales price of all tickets or services sold by CUSTOMER which, pursuant to CUSTOMER’s policies, represents a valid obligation of CUSTOMER (and shall include, for sake of clarification, Breakage, i.e., Breakage is not to be subtracted) for which the holder or purchaser of the ticket or service has paid via a Card transaction and has not yet traveled or used the ticket or service” (whether such travel or service is to be provided by CUSTOMER or another carrier), and (b) the dollar amount of any and all unfulfilled tickets or services which may be or become subject to Chargeback pursuant to Association Rules.”
     (iii) Section 1.14, which defines “Gross Reserve Percentage” is hereby superseded by and replaced with the following: “1.14 “Gross Reserve Percentage” is a factor multiplied by the Gross Air Traffic Liability for the most recent week as reported by CUSTOMER each weekly period as of midnight (Arizona time) each Friday in determining the amount to be maintained in the Reserve Account.”
2. Section 3.3. (a) Section 3.3(ii) of the Agreement is hereby deleted and is hereby replaced with the following:
“(ii) a brief description of the goods or services sold, returned or cancelled, which shall include, but not be limited to, flight itinerary information for all travel segments (as further described below);”. The following language is hereby added to the end of Section 3.3: “The flight itinerary information shall include, but not be limited to, original departure date, origination city, destination city, airport codes, carrier ID, and any additional services provided.”
(b) CUSTOMER (America West Airlines, Inc. and US Airways, Inc., as defined in Paragraph 1(c) of this Amendment) covenants and agrees that it shall use all commercially reasonable diligent efforts to take, or cause to be taken, as promptly as practicable all actions which are necessary or appropriate to ensure that, for systems under its control, flight itinerary information with respect to ticket sales is provided in accordance with a standard of [Redacted]completeness and accuracy as expeditiously as reasonably possible following the Conversion Date. For avoidance of doubt, this Paragraph 2(b) shall be deemed to be a material term of the Agreement, as amended.
3. Section 4. The caption of Section 4 is hereby changed to “Operation Guide; Association Rules; Data Security”. The following language is hereby added to Section 4:
“CUSTOMER agrees that CUSTOMER and its Service Providers shall follow and comply with the VISA Cardholders Information Security Guidelines (presently available online at VISA’s website www.visa.com), the MasterCard Site Data Protection Program (presently available online at MasterCard’s website www.mastercardmerchant.com), as well as any other security guidelines or requirements established by any applicable Association or by SERVICERS in response to Association Rules or applicable state or federal law, rules or regulations (collectively, “Data Security Requirements”). CUSTOMER shall be liable for any fees or fines imposed by an Association as a result of CUSTOMER’s or its Service Providers’ failure to comply with any such security guidelines.
CUSTOMER shall be responsible for (a) verifying its (and ensuring its Service Providers’) compliance with Data Security Requirements, from time to time, which includes, but is not limited to, having security audits performed and (b) all costs related to verification, and for any fines or penalties arising out of or related to CUSTOMER’s or its Service Providers’ non-compliance with Data Security Requirements. In addition, in the event of a security incident or issue, or reasonable suspicion of such, related to CUSTOMER and/or its Service Providers, CUSTOMER shall cooperate in, and shall be responsible for the costs of, an audit or investigation pertaining to such incident or issue. If there is any conflict between the terms of this Agreement and the Operating Guide, the terms of this Agreement, as amended, will govern.

CUSTOMER shall notify SERVICERS of all Service Providers CUSTOMER utilizes. Service Providers shall be responsible for their registration, and associated costs with the applicable Associations. CUSTOMER shall only utilize Service Providers that are registered with the applicable Associations and that are certified by the applicable Associations as compliant with such Association’s security guidelines. As used in this Section, “Service Provider” shall mean any individual or entity secured by or performing services on behalf of CUSTOMER that stores, processes, or transmits Cardholder data.”
4. Section 18; Consent to Assignments or Transfers of the Agreement; Conditions Precedent.
(a) CUSTOMER acknowledges that its parent is in the process of completing the Merger described in the recitals. Upon the Effective Date, CUSTOMER hereby assigns to America West Airlines, Inc. (which will have new ownership as a result of the Merger, as outlined in Paragraph 1(b) of this Amendment), and America West Airlines, Inc. shall accept and assume, the Agreement and all of CUSTOMER’s rights and obligations arising out of or related to the Agreement. CUSTOMER and America West Airlines, Inc. shall provide SERVICERS with any such supporting documents and resolutions as SERVICERS may reasonably request related to completion of the Merger and America West Airlines, Inc.’s assumption of the Agreement pursuant to the foregoing, which will include, but not be limited to, providing the acknowledgments, representations and warranties on Exhibit A to this Amendment.
(b) Conditions Precedent to effectiveness of Amendment. Each of the following shall be conditions precedent to the effectiveness of this Amendment:
     (i) Entry by [Redacted]of a final and non-appealable order (the “Order”) by the Bankruptcy Court confirming Debtor’s plan of reorganization (the “Plan”) under which Debtor shall emerge from the Bankruptcy Proceeding as a going concern, which Plan shall include, but not be limited to, the merger or consolidation of Barbell Acquisition Corp., a wholly-owned subsidiary of US Airways Group, Inc. which will be created subsequent to entry of the Order into America West Holdings Corp. SERVICERS shall be provided with a copy of the Plan upon filing, and further shall be provided with other financial information from CUSTOMER, as may be reasonably requested by SERVICERS; and
     (ii) Board of Director approval of this Amendment by America West Holdings Corporation and US Airways Group, Inc.
(c) Conversion Requirement. CUSTOMER shall complete the conversion, which shall mean, for sake of clarification, conversion of [Redacted]of the US Airways, Inc.’s Card transaction volume from US Airway, Inc.’s existing processor to SERVICERS for processing as soon as practicable, but no later than [Redacted]days from the Effective Date (the “Conversion Date”). SERVICERS agree to work with CUSTOMER in good faith and to use commercially reasonable efforts to assist CUSTOMER in completing the conversion as soon as reasonably practicable, including, without limitation, providing CUSTOMER with the applicable processing system specifications.
5. Section 19.2; Term of Agreement. The initial term of this Agreement is set to expire on April 15, 2008. The foregoing notwithstanding, the parties agree that the initial term shall expire three (3) years from the Effective Date of this Amendment. Upon expiration of the initial term, the Agreement shall automatically renew for successive one-year periods pursuant to the terms of Section 19.2 of the Agreement.
6. Section 19.3 and Section 19.4; Events of Default.
(a) The following is hereby added to the beginning of Subsection 19.3(vii): “not including the Bankruptcy Proceeding,”
(b)	The following additional subsections are hereby added to Section 19.3:

“(x) any general suspension of commercial air transportation on the United States for a consecutive period [Redacted](xi) failure to provide information as required by this Agreement and/or as may be reasonably requested from time to time by SERVICERS, before converting the US Airway’s Card transaction volume to SERVICERS for processing; or

(xii) CUSTOMER has failed to provide to SERVICERS any Gross Air Traffic Liability information outlined in Section 21 of this Agreement, as amended, within the timeframes indicated therein.”
(c) The following sentence is hereby added after the second sentence in Section 19.4: “For any event specified in subparagraphs (xi) and (xii) above, the cure period shall be [Redacted]Business Days.”
7. Section 20; Reserve Account.
(a) CUSTOMER acknowledges that in addition to the weekly adjustments contemplated by Section 20.1 of the Agreement, as amended herein below, there shall be two adjustments to the amount maintained in the Reserve Account in connection with the Merger, as follows:
     (i) On the Effective Date, the amount required to be maintained in the Reserve Account shall be increased to reflect an amount based upon a Gross Reserve Percentage of [Redacted]which is calculated based upon the Gross Air Traffic Liability for America West Airlines, Inc. (as defined in Paragraph 1(b) of this Amendment). America West Airlines, Inc. shall fund the additional amount required to be maintained in the Reserve Account within [Redacted]Days of SERVICERS’ calculation and notification of the amount. In connection with such review, [Redacted]days prior to the Effective Date, CUSTOMER shall provide SERVICERS with reports outlining America West Airlines, Inc.’s Gross Air Traffic Liability for the prior [Redacted]weeks.
     (ii) On the Conversion Date, the amount required to be maintained in the Reserve Account shall be increased to reflect an amount based upon a Gross Reserve Percentage of [Redacted]which shall be calculated based upon the combined Gross Air Traffic Liability of CUSTOMER (America West Airlines, Inc. and US Airways, Inc., as defined in Paragraph 1(c) of this Amendment). SERVICERS will calculate and notify CUSTOMER of the additional amount required to be maintained in the Reserve Account (the “Reserve Account Shortfall”). The Reserve Account Shortfall shall be funded (x) by wire transfer of funds to SERVICERS by or before the Conversion Date should an indemnification agreement be completed and executed by the applicable parties by or before [Redacted]days prior to the Conversion Date, as outlined in and pursuant to Paragraph 12 of this Amendment, or alternatively, (y) if each of the requirements of (x) are not fully satisfied, pursuant to the foregoing, SERVICERS may deduct and hold-back settlement monies due to CUSTOMER related to US Airway, Inc.’s Card transactions on a ratable basis over a period of [Redacted]weeks to fund the Reserve Account Shortfall. In connection with SERVICERS review and calculation of Gross Air Traffic Liability under this Paragraph 7(a)(ii), CUSTOMER shall provide SERVICERS with reports outlining America West Airlines, Inc.’s and US Airways, Inc.’s combined Gross Air Traffic Liability for the prior [Redacted]weeks [Redacted]days prior to the Conversion Date.
(b) Section 20.1. The following changes are hereby made to Section 20.1:
     (i) The fourth and fifth sentences of Section 20.1 are hereby deleted and shall be replaced with the following:
     “Subject to Section 20.2, upon the Effective Date the amount required to be maintained in the Reserve Account will be reviewed and adjusted by SERVICERS on a [Redacted]basis. In conducting such [Redacted]reviews, SERVICERS will review the most recently available reports of Gross Air Traffic Liability and financial reports provided by CUSTOMER pursuant to Section 21.1, as amended; provided, however, that if (x) SERVICERS reasonably believe that CUSTOMER’s reports of Gross Air Traffic Liability contain materially inaccurate information and/or material information is omitted, or (y) CUSTOMER fails to provide a [Redacted]report of Gross Air Traffic Liability within the timeframe specified in Section 21.1, as amended, then SERVICERS may, at their sole discretion, elect to reasonably estimate Gross Air Traffic Liability based upon information available to SERVICERS. The adjusted amount to be maintained in the Reserve Account (the “Adjusted Reserve Result”) pursuant to this Section 20.1 shall be based upon a Gross Reserve Percentage of [Redacted](the “Baseline Reserve Amount”) based upon the prior week’s reports of Gross Air Traffic Liability (in accordance with the definition of Gross Reserve Percentage in Section 1.14 of Annex 1).”
     (ii) Additionally, the sixth sentence of Section 20.1 is hereby deleted. The following language is hereby added to Section 20.1 in place of such deleted sentence: “If SERVICERS’ weekly review under this Section 21.1 indicates (x) an increase in the amount required to be maintained in the Reserve Account, funding of the deficiency by CUSTOMER by wire transfer to an account designated by SERVICERS shall be completed within [Redacted], as provided herein, or (y) a decrease in the amount required to be maintained in the Reserve Account, SERVICERS will within [Redacted]return the overage to CUSTOMER; provided, however, that an increase or decrease pursuant to the foregoing shall only be made if the amount of the deficiency or overage is equal to or greater than [Redacted]as measured against the amount currently maintained in the Reserve Account. If CUSTOMER has not funded the amount of any deficiency within[Redacted], pursuant to the above, SERVICERS may fund the deficiency in the amount maintained in the Reserve Account, pursuant to Subsection 20.1(x), by making one or more deductions from the settlement monies due to CUSTOMER, or alternatively, at their sole discretion, SERVICERS may require CUSTOMER to immediately fund the amount of the deficiency into the Reserve Account.”
(c) Section 20.2 of the Agreement is hereby modified as follows:
     (i) The third “bullet” paragraph of Section 20.2 is hereby deleted. The paragraph in Section 20.2 in between the bullet points (outlining certain events) and the guidelines table (outlining Net and Gross Reserve Percentage, such table hereinafter referred to as “Reserve Percentage Table”) is hereby deleted. In place of such deleted paragraph, the parties acknowledge and agree that the Baseline Reserve Amount shall be applicable with respect to determining the amount required to be maintained in the Reserve Account under Section 20.1, as amended, from the Effective Date forward, unless a higher amount applies pursuant to the terms of the Agreement as amended (i.e., Full Coverage); provided, however, that upon the conclusion of [Redacted]following the Effective Date, and the receipt and review by SERVICERS of at least [Redacted]of financial reports, SERVICERS will consider an adjustment to the Baseline Reserve Amount, as follows: In the event CUSTOMER’s and GUARANTOR’s Corporate Debt Rating are equal to the Corporate Debt Ratings identified for particular row within the Reserve Guidelines Table (each of the two rows hereinafter referred to as “tiers”), then SERVICERS will base the amount required to be maintained in the Reserve Account upon the Gross Reserve Percentage for such tier.
     (ii) In the Reserve Percentage Table, (a) column four, which outlines Net Reserve Percentage, is hereby deleted, and (b) the percentages in column five, which outlines Gross Reserve Percentage, is hereby changed from [Redacted]and [Redacted](c) the caption of column two is hereby changed from “Corporate Debt Rating of America West Airlines, Inc. (S&P)” to “Corporate Debt Rating of CUSTOMER (S&P)”, and (d) the caption of column three is hereby changed from “Corporate Debt Rating of America West Airlines, Inc. (Moody’s)” to “Corporate Debt Rating of CUSTOMER (Moody’s)”.
     (iii) The two paragraphs in Section 20.2 which immediately follow the Reserve Percentage Table are hereby deleted. The following language is hereby added to Section 20.2 following the Reserve Percentage Table in place of such deleted paragraphs:
“In the event a Gross Reserve Percentage from the Reserve Percentage Table is applied in accordance with the forgoing, the Reserve Account will be reviewed and adjusted on a weekly basis, as outlined in Section 20.1 of the Agreement, as amended, and in accordance with the method for adjustments outlined therein. Notwithstanding the foregoing, (x) if CUSTOMER no longer qualifies for a particular tier within the Reserve Percentage Table, the Reserve Account will be adjusted, at SERVICERS’ sole discretion, based upon the applicable tier within the Reserve Percentage Table, or alternatively, (y) if CUSTOMER no longer qualifies for either tier within the Reserve Percentage Table (i.e., CUSTOMER and GUARANTOR’s Corporate Debt Ratings are below the Corporate Debt Ratings identified for the tiers in the Reserve Percentage Table), the Reserve Account will be adjusted, at SERVICERS’ sole discretion, to an amount calculated based upon a Gross Reserve Percentage of [Redacted], if such is otherwise permitted under the Agreement, as amended.
The applicable Gross Reserve Percentage within the Reserve Percentage Table will be determined based upon the lowest of the Corporate Debt Rating of CUSTOMER as reported by S&P, the Corporate Debt Rating of CUSTOMER as reported by Moody’s, or the Corporate Debt Rating of GUARANTOR. Notwithstanding anything herein to the contrary, in the event CUSTOMER and GUARANTOR do not have a Moody’s and/or S&P Corporate Debt Rating, then the Reserve Account will be adjusted, at SERVICERS’ sole discretion, to an amount calculated based upon a Gross Reserve Percentage of [Redacted]is otherwise permitted under the Agreement. ”

(d) Section 20.6. In Section 20.6 of the Agreement, references to “Net Reserve Percentage” and “Net Air Traffic Liability” are hereby deleted. Section 20.6 shall only refer to Gross Reserve Percentage. In the second sentence of Section 20.6, the “and” which precedes subsection (y) is deleted and the following new subsection is hereby added following subsection (y): “or (z)[Redacted]”. In the fifth sentence of Section 20.6, the language: “shall not exceed the greater of (i) the Net Reserve Percentage, (ii) the Gross Reserve Percentage or (iii) the total amount of CUSTOMER’s Chargebacks during the prior [Redacted]month period” is hereby changed to: “shall not exceed the greater of (i) the Gross Reserve Percentage, (ii) the total amount of CUSTOMER’s Chargebacks during the prior [Redacted]month period, or (iii)[Redacted].”
8. Acknowledgment by CUSTOMER concerning Section 20.2 and Section 20.6. CUSTOMER acknowledges that notwithstanding anything to the contrary in the Section 20 of the Agreement, as amended hereby, upon the occurrence of one of the events outlined in Section 20.2 and/or with respect to a Termination Reserve Account under Section 20.6, SERVICERS shall have the right to elect to base the amount required to be maintained in the Reserve Account upon the greater of: (i) the amount calculated utilizing the applicable Gross Reserve Percentage and the prior week’s reports of Gross Air Traffic Liability (in accordance with the definition of Gross Reserve Percentage in Section 1.14 of Annex 1); or (ii) the amount of[Redacted], based upon the highest amount Gross Air Traffic Liability will reach over a [Redacted]period (in accordance with the definition of [Redacted]in Section 1.12 of Annex 1).
9. Section 21.1. (a) The term “Net Air Traffic Liability” shall be deleted from the fourth and seventh sentences of Section 21.1 as well as every other place used in the Agreement. In addition to the [Redacted]reports of Gross Air Traffic Liability outlined in Section 21.1 of the Agreement, CUSTOMER shall additionally provide [Redacted]reports of summary Gross Air Traffic Liability for the prior [Redacted]The [Redacted]Gross Air Traffic Liability reports to be provided by CUSTOMER shall include an electronic file (in a mutually agreed upon format) of the data upon which CUSTOMER has based such reports of Gross Air Traffic Liability (i.e., including, without limitation, itinerary and flight data). It is acknowledged that such [Redacted]electronic data file will be very large and SERVICERS shall be responsible for their costs of receiving and processing such electronic data file. Each [Redacted]summary report of and Gross Air Traffic Liability pursuant to the foregoing, shall be as of midnight (Arizona time) on Friday of the previous [Redacted]and shall be based on the latest available actual data and an estimate of transportation that has already been provided by other carriers as of the report date in cases where CUSTOMER has sold a ticket where all or part of the transportation has been provided by another carrier.
(b) The sentence which precedes the last sentence of Section 21.1, is hereby deleted and shall be replaced with the following: “Upon request and reasonable notice, CUSTOMER shall provide to SERVICERS or their representatives reasonable access to CUSTOMER’s facilities and records for the purpose of (x) performing any inspection and/or copying of CUSTOMER’s books and/or records related to Card transactions processed pursuant to this Agreement, (y) to verify transaction data and information, and/or (z) to perform an audit of the Gross Air Traffic Liability data provided by CUSTOMER.” Such inspections or audits will not take place more than [Redacted]per calendar year, except as may otherwise be required by an Association.
10. Section 19.6. Subsections 19.6(a) and (b) shall be applicable, notwithstanding anything to the contrary in such subsections in the Agreement, only upon expiration of [Redacted]from the Effective Date. In addition, Section 19.6 is hereby modified as follows: (i) “Third Party Processor”, as used in Section 19.6, shall mean one of the top [Redacted]U.S. bank card acquirers, as rated by The Nilson Report (or such successor or comparable rating publication concerning the payment systems industry), or a bank card acquirer which is publicly traded (i.e., it has shares of common stock actively traded on an organized national domestic exchange), and (ii) “better terms and conditions”, as used in subsection (a) shall be qualified by a materiality threshold of [Redacted]and “pricing which is better” or “better pricing”, as used in subsection (b), shall be qualified by a materiality threshold of [Redacted]I.e., with respect to subsection (a), the Third Party Processor Offer Reserve Notice must be based upon a reserve which is less than the reserve being held by SERVICERS by [Redacted]or more, and with respect to subsection (b), the Third Party Processor’s pricing must be less than the pricing provided by SERVICERS pursuant to this Agreement by [Redacted]or more.
11. Schedule A. Effective as of the Conversion Date, on Schedule A, Section 1(a), the settlement fee of [Redacted]per settled transaction is hereby changed to [Redacted]per settled transaction. On Schedule A, Section 2(b) is hereby changed to: “b) Chargeback Processing / Excessive Fee: In addition, in the event CUSTOMER’s Chargeback Percentage is greater than [Redacted]of CUSTOMER’s Card transaction volume in any given calendar month, then CUSTOMER will be charged [Redacted]per Chargeback during such calendar month (which fee is, in accordance with Section 12.5 of the Agreement, in addition to any applicable Association fines or fees.”
12. Transition of Bank of America Processing; Substitute Collateral. After the Conversion Date, SERVICERS will process Card Transactions of US Airways, Inc. pursuant to the terms of the Agreement, as amended. Subject to CUSTOMER funding the Reserve Account as required pursuant to Paragraph 7(a)(ii) of this Amendment on the Conversion Date, CMS will use good faith efforts to work with CUSTOMER in negotiating an agreement with Bank of America pursuant to which CMS would indemnify Bank of America against any Chargebacks relating to VISA and MasterCard card transactions which were processed by Bank of America prior to the Conversion Date and Bank of America would release and fund its reserve account (which has the meaning provided to such term in the services agreement between Bank of America and US Airways, Inc.) to CUSTOMER; provided, however, that any such agreement shall be upon terms satisfactory to CMS in its sole discretion and reached within a reasonable period of time (i.e., completed at least [Redacted]prior to the Conversion Date). If for any reason CUSTOMER and CMS are unable to negotiate and execute such an indemnity agreement with Bank of America by the Conversion Date and cause such release and funding to CUSTOMER, then the Reserve Account Shortfall shall be funded by deduction and hold-back from settlement monies pursuant to Paragraph 7(a)(ii)(y) of this Amendment. CUSTOMER (as defined in Paragraph 1(c) of this Amendment) may at any time elect to substitute a letter of credit in accordance with Section 20.3 of the Agreement for all or any portion of the amount of the Reserve Account. For sake of clarification and notwithstanding anything in this Amendment to the contrary, in the event the amount released and funded to CUSTOMER by Bank of America is less than the Reserve Account Shortfall (as defined in Paragraph 7(a)(ii) of this Amendment), then CUSTOMER shall wire transfer funds to SERVICES in the amount of such deficiency to ensure that the Reserve Account is funded as required pursuant to Paragraph 7(a)(ii) of this Amendment by the Conversion Date.
13. Section 20.3 and Section 20.5; Control Agreement. (a) The last sentence of Section 20.3 is hereby deleted. The second and third sentences of Section 20.5 are hereby deleted. In place of such deleted sentences, the following language is hereby added as new paragraphs to Section 20.3:
“Except as expressly provided otherwise in this Section 20.3, CUSTOMER’s funds held in a Reserve Account will be maintained in a separate investment account established by CUSTOMER and identified as “Chase Merchant Services, L.L.C., reserve account owned by America West Airlines, Inc. and US Airways, Inc.”, which account shall be subject to (x) SERVICER’s security interest pursuant to Section 20.5 of the Agreement, and (y) an account control agreement (as defined by the applicable sections of the Uniform Commercial Code, hereinafter referred to as “Control Agreement”) among CUSTOMER, the institution at which such account is held (such institution hereinafter referred to as “Depository”) and SERVICERS (such investment account hereinafter referred to as the “Control Account”), pursuant to the following. The Control Agreement shall be in form and substance satisfactory to SERVICERS. The Depository shall be a National Association bank or a nationally recognized brokerage firm which is mutually acceptable to CUSTOMER and CMS. Funds held in the Control Account may be invested (and reinvested, as applicable) by CUSTOMER only in Qualified Assets (as defined below); provided, however, that CUSTOMER must diversify its investment activities such that no more than [Redacted]of the total reserve amount can be placed with any one issuer at any given time, except for the following exception. Such diversification requirement will not apply with respect to Direct Obligations of the US Treasury (item 1. on Schedule C to the Agreement, as amended). CUSTOMER shall ensure that SERVICERS receive access to whatever account statements, on-line (i.e., Web) access and phone/voice access are available for the Control Account. For sake of clarification and without limiting the foregoing, SERVICERS shall directly receive from Depository and/or CUSTOMER unaltered and complete account statements which Depository provides (on a monthly or more frequent basis), a user ID/password for on-line access to view account activity (to the extent such on-line access is available), and a phone number(s) for phone/voice access to account information. The account statements, pursuant to the foregoing, shall outline at a minimum: (a) the investment activities in detail for the period being reported, (b) the current real-time Reserve Account balance, and (c) any other information typically conveyed in such statements. CUSTOMER acknowledges and agrees that should it violate any of the foregoing requirements, including, without limitation, the requirement to invest in Qualified Assets, diversify CUSTOMER’s investment activities, and provision of account statements to SERVICERS, SERVICERS shall then be entitled to immediately assume managerial control over the Reserve Account, which includes, but is not limited to, transferring such funds, money or amounts to, and holding them in, a commingled reserve account(s) of SERVICERS (i.e., may be commingled with other funds of SERVICERS, or with other funds of customers of SERVICERS) and CUSTOMER agrees to execute any all documents necessary to effectuate such. “Qualified Assets” shall mean the investments listed on Schedule C to the Agreement, as amended herein.
CUSTOMER shall be entitled to the income and gain arising from the investment activities for the Control Account (the “Interest Payments”). Except with respect to Interest Payments, no distributions or withdrawals from the Control Account shall be allowed without the prior written consent of CMS. Nothing herein (including CUSTOMER’s entitlement to Interest Payments) shall limit or modify CUSTOMER’s requirement to at all times maintain the Control Account in the amount required to be maintained in the Reserve Account pursuant to the terms of the Agreement, as amended hereby. All items of income, gain, expense and loss recognized in the Control Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification numbers of America West Airlines, Inc. and US Airways, Inc.
(b) In the event (i) CUSTOMER and Depository fail to deliver to SERVICERS an executed Control Agreement in form and substance agreeable to SERVICERS no less than [Redacted]Days prior to the Conversion Date, in accordance with Paragraph 13(a) above, or (ii) an executed Control Agreement is subsequently terminated, CUSTOMER acknowledges and agrees that the Reserve Account will be held in the name of SERVICERS and under SERVICERS’ control in a commingled reserve account(s) of SERVICERS (as described in Section 20.3, as amended in Paragraph 13(a) of this Amendment), until such time as a Control Agreement in form and substance agreeable to SERVICERS is executed by CUSTOMER and Depository and delivered to SERVICERS.
(c) For sake of clarification and notwithstanding anything in the Agreement, as amended hereby, to the contrary, in the event SERVICERS deduct, holdback, suspend, off set or set off (collectively “Set Off Funds”) any settlement monies or amounts otherwise due CUSTOMER pursuant to terms of the Agreement, as amended hereby, CUSTOMER acknowledges that such Set Off Funds will be held in a commingled reserve account(s) of SERVICERS (as described in Section 20.3, as amended in Paragraph 13(a) of this Amendment) until such time as such Set Off Funds are wired or deposited by SERVICERS into any Reserve Account which is in the name of CUSTOMER pursuant to Section 20.3, as amended. SERVICERS will transfer Set Off Funds from their commingled reserve account(s) as soon as practicable using commercially reasonable efforts.
14. Schedule C; Qualified Assets. Schedule C of the Agreement is hereby deleted and shall be replaced with the new Schedule C which is attached hereto and executed herewith.
15. Continued Effectiveness of Agreement. Except as expressly set forth above, the Agreement, as amended, shall continue in full force and effect in accordance with its terms.
16. Effective Date of Amendment. This Amendment shall become effective upon entry of the Order and completion of the Merger(the “Effective Date”).
17. Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement.
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IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers.

America West Airlines, Inc.		JPMorgan Chase Bank, N.A

(“CUSTOMER”)		(“Bank”)

By:	/s/ Derek J. Kerr	By:	/s/ Philip Levine

Name:	Derek J. Kerr	Name:	Philip Levine

Title:	Chief Financial Officer	Title:	Credit Director, FDMS

Date:	August 4, 2005	Date:	August 4, 2005

Chase Merchant Services, L.L.C.

(“CMS”)

By:	/s/ Norman Haug

Name:	Norman Haug

Title:	Chief Operations Officer

Date:	August 4, 2005

EXHIBIT A
Acknowledgements, Representations and Warranties
Reference is made to that certain Merchant Services Bankcard Agreement (the “Agreement”) dated April l6, 2003, as amended, among America West Airlines, Inc. (“CUSTOMER”), JPMorgan Chase Bank, N.A., successor-in-interest to JPMorgan Chase Bank (“BANK”) and Chase Merchant Services, L.L.C. (“CMS”). CMS and BANK are collectively referred to as the “SERVICERS”.
1. [___] hereby accepts and assumes, the Agreement and all of CUSTOMER’s rights and obligations arising out of or related to such Agreement. [___] is hereby substituted as CUSTOMER under the Agreement and agrees to be bound by to the terms and condition of the Agreement.
2. Representations and Warranties. [___] hereby represents and warrants to SERVICERS that (i) it is a [___] duly organized, validly existing and in good standing under the laws of the State of [___] with a principal place of business at [___]; (ii) it has the full authority to accept the assignment of the Agreement from America West Airlines, Inc. and to enter into the Amendment as amended to; (iii) upon execution of this letter, the Agreement as amended will constitute a legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with their terms.
3. Recipient for Notices. The notices information for CUSTOMER shall be as follows:

Attn:

AMENDED SCHEDULE C
1.	Direct obligations of the US Treasury Such as Treasury Bills, Treasury Notes and Treasury Bonds.

2.	Debentures and Notes issued or guaranteed by the US Government, its agencies or instrumentalities Debt issued by US Government agencies and instrumentalities include such obligations as securities of Federal Home Loan Banks (supported by the right of the issuer to borrow from the Treasury); and Federal National Mortgage Association obligations (sponsored by the US Government and supported by the credit of the instrumentality).

3.	Certificates of Deposit (“CD’s”), Time Deposits (“TD’s”) and Bankers’ Acceptances (“BA’s”) CD’s are short-term negotiable obligations of commercial banks. TD’s are non-negotiable deposits maintained in banking institutions for specified periods of time at stated interest rates. BA’s are time drafts drawn on commercial banks, usually in connection with international transactions. CD, TD and BA investments are limited to those instruments issued by institutions with total assets in excess of [Redacted], and where the long term obligations are rated “[Redacted]” or better by Moody’s and “[Redacted]” or better by S&P and the short-term deposits are rated[Redacted], respectively.

4.	Commercial Paper Short-term, unsecured, negotiable promissory note of a domestic company. Commercial paper must have a rating of [Redacted]or better by at least two of the Nationally Recognized Statistical Rating Organizations (as defined in Item 10 of this Schedule C).

5.	Repurchase Agreements Transactions in which the purchaser acquires a security and simultaneously agrees to sell it back at a higher price, normally within seven days. Such agreements may be entered into with domestic organizations, including banks and broker-dealers, which have a long term debt rating of “[Redacted]or better by at least two NRSRO’s. The underlying securities must be the types of investments identified on this Schedule C.

6.	Money Market Mutual Funds (“Money Funds”) No-load mutual funds which seek to maximize current income for shareholders consistent with the preservation of capital by investing in a diverse portfolio of high quality, short-term instruments that maintain compliance with Rule 2a-7 of the Investment Company Act of 1940. The funds strive to maintain a constant share price and offer daily purchase and redemption privileges. CUSTOMER’s investment in any Money Fund shall not be greater than[Redacted] the overall fund size.

7.	Fixed and Floating Rate Corporate Debentures and Medium-Term Notes Short to medium-term debt issuances of major corporations and financial institutions. The ratings of the issue/issuer must have a long term debt rating of “[Redacted]” or better by at least two of the following NRSRO’s: Moody’s, S&P or Fitch.

8.	Tax-Exempt and Tax-Advantages Securities Limited to issues rated MIG1, A1, P1, or AA, or higher by at least two NRSRO’s.
a.	Tax-exempt commercial paper Short term commercial paper issued by tax-exempt entities.

b.	Variable rate demand obligations Long-term obligations of tax-exempt entities which have variable interest rates, and which reset periodically based on a specified index and formula. Because these obligations always have current market interest rates, they trade near their par value, and thus, are considered short-term instruments.

c.	Fixed rate, fixed maturity municipal notes, including long-term notes with a “put” at the sole option of the investor.
9.	Any and all investments are specifically limited to those types of investments noted above and any particular investment shall have a maximum final stated maturity of [Redacted]or less (in any event, the maturity date of any particular investment shall not exceed the term of the Agreement).

10.	All investments must be denominated in US dollars. For purposes of this Schedule C, “Nationally Recognized Statistical Rating Organizations or NRSRO” shall mean Moody’s (as defined in Annex 1 of the Agreement), S&P (as defined in Annex 1 of the Agreement) or Fitch. “Fitch” shall refer to Fitch, Inc. or any successor thereto.
Initials for acknowledgement and agreement by:
     America West Airlines, Inc.
     JPMorgan Chase Bank, N.A
     Chase Merchant Services, L.L.C.